Exhibit 99.1

INVESTOR RELATIONS: John Merriwether, 866-248-3872 InvestorRelations@amctheatres.com MEDIA CONTACTS: Ryan Noonan, (913) 213-2183 rnoonan@amctheatres.com

FOR IMMEDIATE RELEASE

AMC Entertainment Holdings, Inc. Reports

Third Quarter 2020 Results

LEAWOOD, KANSAS - (November 2, 2020) -- AMC Entertainment Holdings, Inc. (NYSE: AMC) (“AMC” or “the Company”), today reported results for the third quarter ended September 30, 2020.

Third Quarter Summary Results

During the third quarter ended September 30, 2020, AMC’s U.S. theatres began to re-open following a five-month suspension of operations. The first domestic theatres opened on August 20, 2020, and locations across the U.S. have continued to open since then. As of September 30, 2020, AMC had resumed operations at 467 domestic theatres with limited seating capacities of between 20% and 40%, representing approximately 78% of domestic theatres and 73% of 2019 domestic same-theatre revenue.

International theatres began to resume operations in early June and as of June 30, 2020, 37 theatres in nine countries were open for business. During the third quarter, AMC continued to reopen theatres, with limited seating capacities, in its international markets. As of September 30, 2020, AMC had resumed operations at 321 leased and partnership theatres, in 14 countries outside the United States, representing approximately 90% of its international theatres and approximately 93% of 2019 international same-theatre revenue.

Adam Aron, CEO and President of AMC commented, “The magnitude of the impact of the global pandemic on the theatrical exhibition industry was again evident in our third quarter results, as theatre operations in the U.S. were suspended for nearly two-thirds of the quarter. And yet, despite unrelenting obstacles, the AMC team continued to make significant progress in pursuit of our three key priorities: to strengthen our liquidity position; to dramatically reduce operating and capital expenditures, and to continue to safely and successfully restore our operations.”

Aron continued, “We continue to see state and local governments in the United States recognize the strong steps we have taken through our AMC Safe & Clean protocols, designed in consultation with Clorox and current and former faculty of Harvard University’s acclaimed School of Public Health, to ensure that we are reopening responsibly and with a focus on the health and safety of our guests and associates. The feedback we have received from our U.S. guests indicate that our AMC Safe & Clean policies and protocols are working exactly as intended. We are seeing record-high guest scores for the cleanliness of our theatres, far exceeding the marks we have previously received in the decades that AMC has been tracking guest feedback. The safety precautions we have put in place at our international theatres are similarly robust.”

Aron added, “Of paramount importance, as well, are our efforts to strengthen our liquidity profile. Starting in March, we raised approximately $900 million of gross proceeds from new debt and equity capital, secured more than $1 billion of concessions from creditors and landlords and raised more than $80 million from asset sales. The duration and impact of this pandemic are still affecting us to this day and are certain to continue to affect our results going forward. And yet, as has been the case at AMC for 100 years, we have remained resilient and resourceful. The liquidity enhancing and leverage reducing actions that we already have taken and will further need to take, combined with our relentless focus on efficiency and cash management, are all crucial to navigating through this storm.”

Key Financial Results (presented in millions, except operating data)

	Three Months Ended September 30			Nine Months Ended September 30
	2020	2019	Change	2020	2019	Change
GAAP Results*
Revenue	$119.5	$1,316.8	(90.9)%	$1,079.9	$4,023.3	(73.2)%
Net loss	$(905.8)	$(54.8)	$(851.0)	$(3,643.3)	$(135.6)	$(3,507.7)
Net cash provided by (used in) operating activities	$(355.7)	$56.6	$(412.3)	$(771.6)	$210.2	$(981.8)
Net loss for basic and diluted loss per share	$(8.41)	$(0.53)	$(7.88)	$(34.56)	$(1.31)	$(33.25)
Non-GAAP Results**
Total revenues (2020 constant currency adjusted)	$115.4	$1,316.8	(91.2)%	$1,083.2	$4,023.3	(73.1)%
Adjusted EBITDA	$(334.5)	$156.5	(313.7)%	$(671.7)	$502.3	(233.7)%
Adjusted EBITDA (2020 constant currency adjusted)	$(331.2)	$156.5	(311.6)%	$(671.0)	$502.3	(233.6)%
Adjusted Free Cash Flow	$(372.4)	$5.1	$(377.5)	$(836.7)	$55.4	$(892.1)
Free cash flow	$(385.0)	$(61.7)	$(323.3)	$(927.6)	$(138.0)	$(789.6)
Adjusted net loss for basic and diluted loss per share	$(5.70)	$(0.55)	$(5.15)	$(13.41)	$(1.45)	$(11.96)
Operating Metrics
Attendance (in thousands)	6,503	87,100	(92.5)%	67,098	263,880	(74.6)%
U.S. markets attendance (in thousands)	1,964	61,172	(96.8)%	41,633	188,051	(77.9)%
International markets attendance (in thousands)	4,539	25,928	(82.5)%	25,465	75,829	(66.4)%
Average screens	4,022	10,662	(62.3)%	4,318	10,674	(59.5)%

* Please refer to the tables included later in this press release for definitions and full reconciliations of non-U.S. GAAP financial measures.

Balance Sheet, Cash and Liquidity

Cash at September 30, 2020 was $417.9 million excluding restricted cash of $10.9 million. AMC's top financial priority remains liquidity management. Accordingly, the Company has taken the following actions in 2020:

●	During the first quarter, drew down approximately $325 million (full availability) under existing revolving credit facilities.
●	In April, issued $500 million of 10.5% first-lien notes due 2025.
●	Working with our landlords, vendors, studio, and other business partners, defer and/or abate significant cash costs.
●	Introduced an active cash management process, which, among other things, requires senior management approval of all outgoing payments.
●	In compliance with certain financial covenants related to our indebtedness, suspended shareholder cash returns, including the Company's stock repurchase program and dividend payments.
●	Refiled tax returns under new Coronavirus Aid, Relief and Economic Security (CARES) Act provisions that are expected to result in approximately $17.4 million of cash tax refunds and refundable alternative minimum tax credits. Thus far in 2020 we have received approximately $7.1 million of cash tax refunds.
●	Availed ourselves of various government COVID relief programs in our European markets.
●	In July, successfully completed a debt exchange offer, which:
o	Reduced principal amount of debt by $555 million;
o	Reduced cash interest expense by $120 million in the first year following the exchange offer;
o	Extended maturities on approximately $1.7 billion of debt until 2026; and
o	Included issuance of $300 million of new 10.5% first-lien notes due 2026
●	In August, announced the signing of a definitive agreement to sell our Baltic region theatre locations for approximately $77 million.
●	In September, launched an at-the-market (“ATM”) equity program to sell up to 15 million shares of Class A common stock, raising approximately $56.1 million.
●	In October 2020, updated the ATM program to sell an additional 15 million shares of Class A common stock, raising approximately $41.6 million as of the end of October. This brings the total ATM equity raise so far to $97.7 million. The Company is currently seeking to raise additional equity capital.

Expense Management

The Company has taken and continues to take significant steps to reduce expenses by eliminating non-essential costs, including the following:

●	Implemented measures to reduce employment costs, including;
o	While theatre operations were suspended, furloughs of all corporate and theatre level employees
o	Cancellation of pending annual merit pay increases.
o	Elimination or reduction of non-healthcare benefits, including 401(K) match.
o	Elimination of approximately 176 corporate level positions
●	Similar efforts to reduce employment costs were undertaken internationally consistent with applicable laws across the jurisdictions in which the Company operates.
●	Nearly all outside contractor roles have been eliminated.
●	Limited non-essential operating expenditures, including marketing, promotion, and travel and entertainment expenses.
●	Terminated or deferred all non-essential capital expenditures.
●	Renegotiated theatre leases.
●	Initiated a significant corporate wide cost saving and efficiency enhancement program that positions AMC for sustainable profitable growth as we emerge from the impact of the COVID-19 crisis.

Theatre Reopenings Update

During the third quarter the Company welcomed millions of guests to its theatres as soon as it was safe to do so and permissible under local, state or provincial as well as national guidelines.

As of the end of October 2020, AMC was operating approximately 539 of its 600 domestic locations, and approximately 261 of its 358 international locations. In regions where theatres are not yet able to open, AMC continues to have productive discussions with local and state authorities about the appropriate timing for a resumption of operations.

Since September 30, 2020, as a result of a recent resurgence of COVID-19 cases in certain of our international markets, Italy, Germany, Spain, and the UK, have all announced or enacted plans to reinstitute national or regional lockdowns to protect their citizenry. As a result, we plan to close or have closed some or all of our previously reopened theatres in these countries, according to the requirements of the respective mandates.

Upon returning to the movies, AMC guests experience AMC’s comprehensive health and sanitation program: AMC Safe & Clean, which was developed under advisement of current & former faculty of Harvard University’s prestigious School of Public Health as well as the No. 1 U.S. cleaning brand, The Clorox Company.

AMC Safe & Clean components include significant reductions in the maximum tickets available for each showtime and seat blocking in reserved seating auditoriums to allow for appropriate social distancing between parties. Enhanced cleaning procedures are also key components to the program and include extra time between showtimes to allow for a full, thorough cleaning, nightly disinfecting, the use of high tech HEPA vacuums, and upgraded air filtration efforts including the use of MERV 13 filters wherever possible. New guest and associate safety protocols include mandatory mask wearing by all guests and associates and the recommended use of disinfectant wipes and hand sanitizing stations which can be found throughout the theatres.

Non-cash Impairment Charges:

During the quarter ended September 30, 2020, the Company recorded $195.9 million of non-cash impairment charges related to long lived assets, indefinite-lived and definite-lived intangible assets and goodwill.

The impairment test for goodwill involves estimating the fair value of the reporting unit and comparing that value to its carrying value. The suspension of operations during the second and third quarters of 2020 and the further delay or cancellation of film releases are two of several factors considered when making this evaluation.

Conference Call / Webcast Information

The Company will host a conference call via webcast for investors and other interested parties beginning at 4:00 p.m. CST/5:00 p.m. EST on Monday, November 2, 2020. To listen to the conference call via the internet, please visit the investor relations section of the AMC website at www.investor.amctheatres.com for a link to the webcast. Investors and interested parties should go to the website at least 15 minutes prior to the call to register, and/or download and install any necessary audio software.

Participants may also listen to the call by dialing (877) 407-3982, or (201) 493-6780 for international participants. An archive of the webcast will be available on the Company’s website after the call for a limited time.

About AMC Entertainment Holdings, Inc.

AMC is the largest movie exhibition company in the United States, the largest in Europe and the largest throughout the world with approximately 960 theatres and 10,700 screens across the globe. AMC has propelled innovation in the exhibition industry by: deploying its Signature power-recliner seats; delivering enhanced food and beverage choices; generating greater guest engagement through its loyalty and subscription programs, web site and mobile apps; offering premium large format experiences and playing a wide variety of content including the latest Hollywood releases and independent programming. AMC operates among the most productive theatres in the United States' top markets, having the #1 or #2 market share positions in 21 of the 25 largest metropolitan areas of the United States. AMC is also #1 or #2 in market share in 9 of the 15 countries it serves in North America, Europe and the Middle East. For more information, visit www.amctheatres.com.

Website Information

This press release, along with other news about AMC, is available at www.amctheatres.com. We routinely post information that may be important to investors in the Investor Relations section of our website, www.investor.amctheatres.com. We use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD, and we encourage investors to consult that section of our website regularly for important information about AMC. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document. Investors interested in automatically receiving news and information when posted to our website can also visit www.investor.amctheatres.com to sign up for email alerts.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the federal securities laws. In many cases, these forward-looking statements may be identified by the use of words such as “will,” “may,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “projects,” “goals,” “objectives,” “targets,” “predicts,” “plans,” “seeks,” and variations of these words and similar expressions. Examples of forward-looking statements include statements we make regarding the impact of COVID-19, future attendance levels and our liquidity. Any forward-looking statement speaks only as of the date on which it is made. These forward-looking statements may include, among other things, statements related to AMC’s current expectations regarding the performance of its business, financial results, liquidity and capital resources, and the impact to its business and financial condition of, and measures being taken in response to, the COVID-19 virus, and are based on information available at the time the statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks, trends, uncertainties and other facts that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. These risks, trends, uncertainties and facts include, but are not limited to, risks related to: AMC’s ability to obtain additional liquidity, which if not realized or insufficient to generate the material amounts of additional liquidity that will be required until it is able to achieve more normalized levels of operating revenues, likely would result with AMC seeking an in-court or out-of-court restructuring of its liabilities; the impact of the COVID-19 virus on AMC, the motion picture exhibition industry, and the economy in general, including AMC’s response to the COVID-19 virus related to suspension of operations at theatres, personnel reductions and other cost-cutting measures and measures to maintain necessary liquidity and increases in expenses relating to precautionary measures at AMC’s facilities to protect the health and well-being of AMC’s customers and employees; AMC’s significant indebtedness, including its borrowing capacity and its ability to meet its financial maintenance and other covenants; the manner, timing and amount of benefit AMC receives under the CARES Act or other applicable governmental benefits and support; the impact of impairment losses; motion picture production and performance; AMC’s lack of control over distributors of films; intense competition in the geographic areas in which AMC operates; increased use of alternative film delivery methods or other forms of entertainment; shrinking exclusive theatrical release window; AMC Stubs A-List not meeting anticipated revenue projections; general and international economic, political, regulatory and other risks, including risks related to the United Kingdom’s exit from the European Union; limitations on the availability of capital; AMC’s ability to refinance its indebtedness on favorable terms; availability of financing upon favorable terms or at all; risks relating to impairment losses, including with respect to goodwill and other intangibles, and theatre and other closure charges; and other factors discussed in the reports AMC has filed with the SEC. Should one or more of these risks, trends, uncertainties or facts materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by the forward-looking statements contained herein. Accordingly, you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date they are made. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. For a detailed discussion of risks, trends and uncertainties facing AMC, see the section entitled “Risk Factors” in the Company’s Form 10-Q for the quarter ended September 30, 2020 filed with the SEC, the section entitled “Risk Factors” in AMC’s Form 10-K for the year ended December 31, 2019 filed with the SEC, and the risks, trends and uncertainties identified in its other public filings. AMC does not intend, and undertakes no duty, to update any information contained herein to reflect future events or circumstances, except as required by applicable law.

(Tables follow)

AMC Entertainment Holdings, Inc.

Consolidated Statements of Operations

For the Three and Nine Months Ended September 30, 2020 and September 30, 2019

(dollars in millions, except share and per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2020	2019	2020	2019
Revenues
Admissions	$62.9	$797.3	$631.8	$2,424.3
Food and beverage	29.1	420.0	317.6	1,281.3
Other theatre	27.5	99.5	130.5	317.7
Total revenues	119.5	1,316.8	1,079.9	4,023.3

Operating costs and expenses
Film exhibition costs	26.6	416.8	298.5	1,264.6
Food and beverage costs	8.8	67.2	66.7	205.1
Operating expense, excluding depreciation and amortization below	192.1	419.0	663.8	1,259.2
Rent	214.3	238.7	676.2	726.6
General and administrative:
Merger, acquisition and other costs	1.0	4.7	3.0	11.2
Other, excluding depreciation and amortization below	32.7	37.5	91.3	126.9
Depreciation and amortization	123.5	112.1	365.7	337.1
Impairment of long-lived assets, indefinite-lived intangible assets and goodwill	195.9	—	2,047.8	—
Operating costs and expenses	794.9	1,296.0	4,213.0	3,930.7

Operating income (loss)	(675.4)	20.8	(3,133.1)	92.6
Other expense (income):
Other expense (income)	125.0	(1.3)	145.3	5.1
Interest expense:
Corporate borrowings	82.8	73.2	233.7	218.7
Finance lease obligations	1.4	1.8	4.5	6.0
Non-cash NCM exhibitor services agreement	10.1	10.1	30.1	30.4
Equity in (earnings) loss of non-consolidated entities	10.6	(7.5)	25.9	(24.2)
Investment expense (income)	(4.1)	(0.5)	4.0	(18.7)
Total other expense, net	225.8	75.8	443.5	217.3

Loss before income taxes	(901.2)	(55.0)	(3,576.6)	(124.7)
Income tax provision (benefit)	4.6	(0.2)	66.7	10.9
Net loss	$(905.8)	$(54.8)	$(3,643.3)	$(135.6)

Diluted loss per share	$(8.41)	$(0.53)	$(34.56)	$(1.31)

Average shares outstanding diluted (in thousands)	107,695	103,850	105,428	103,826

Consolidated Balance Sheet Data (at period end):

(dollars in millions)

(unaudited)

	As of	As of
	September 30, 2020	December 31, 2019
Cash and cash equivalents	$417.9	$265.0
Corporate borrowings	5,823.8	4,753.4
Other long-term liabilities	240.6	195.9
Finance lease liabilities	94.7	99.9
Total AMC Entertainment Holdings, Inc.'s stockholders' equity (deficit)	(2,370.1)	1,214.2
Total assets	10,876.2	13,675.8

Consolidated Other Data:

(in millions, except operating data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
Consolidated	2020	2019	2020	2019
Net cash provided by (used in) operating activities	$(355.7)	$56.6	$(771.6)	$210.2
Net cash used in investing activities	$(23.3)	$(127.1)	$(154.8)	$(348.4)
Net cash provided by (used in) financing activities	$296.6	$(18.4)	$1,082.5	$(72.9)
Adjusted free cash flow	$(372.4)	$5.1	$(836.7)	$55.4
Free cash flow	$(385.0)	$(61.7)	$(927.6)	$(138.0)
Capital expenditures	$(29.3)	$(118.3)	$(156.0)	$(348.2)
Screen additions	21	1	34	38
Screen acquisitions	14	—	14	64
Screen dispositions	185	77	399	181
Construction openings (closures), net	14	(15)	7	(67)
Average screens	4,022	10,662	4,318	10,674
Number of theatres operated	788	1,000	788	1,000
Number of circuit screens	10,697	10,945	10,697	10,945
Number of circuit theatres	958	1,000	958	1,000
Screens per theatre	11.2	10.9	11.2	10.9
Attendance (in thousands)	6,503	87,100	67,098	263,880

Segment Other Data:

(in millions, except per patron amounts and operating data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2020	2019	2020	2019
Other operating data:
Attendance (patrons, in thousands):
U.S. markets	1,964	61,172	41,633	188,051
International markets	4,539	25,928	25,465	75,829
Consolidated	6,503	87,100	67,098	263,880

Average ticket price (in dollars):
U.S. markets	$9.37	$9.45	$9.79	$9.43
International markets	$9.80	$8.45	$8.81	$8.57
Consolidated	$9.67	$9.15	$9.42	$9.19

Food and beverage revenues per patron (in dollars):
U.S. markets	$5.35	$5.35	$5.45	$5.40
International markets	$4.10	$3.59	$3.55	$3.50
Consolidated	$4.47	$4.82	$4.73	$4.86

Average Screen Count (month end average):
U.S. markets	2,237	7,996	2,965	8,001
International markets	1,785	2,666	1,353	2,673
Consolidated	4,022	10,662	4,318	10,674

Segment Information:

(unaudited, in millions)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2020	2019	2020	2019
Revenues
U.S. markets	$47.3	$970.7	$724.3	$2,999.1
International markets	72.2	346.1	355.6	1,024.2
Consolidated	$119.5	$1,316.8	$1,079.9	$4,023.3

Adjusted EBITDA
U.S. markets	$(259.1)	$116.3	$(504.5)	$395.8
International markets	(75.4)	40.2	(167.2)	106.5
Consolidated	$(334.5)	$156.5	$(671.7)	$502.3

Capital Expenditures
U.S. markets	$18.3	$84.3	$100.1	$243.9
International markets	11.0	34.0	55.9	104.3
Consolidated	$29.3	$118.3	$156.0	$348.2

Reconciliation of Adjusted EBITDA (1):

(dollars in millions)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2020	2019	2020	2019
Net loss	$(905.8)	$(54.8)	$(3,643.3)	$(135.6)
Plus:
Income tax provision (benefit)	4.6	(0.2)	66.7	10.9
Interest expense	94.3	85.1	268.3	255.1
Depreciation and amortization	123.5	112.1	365.7	337.1
Impairment of long-lived assets, indefinite-lived intangible assets and goodwill (2)	195.9	—	2,047.8	—
Certain operating expenses (3)	1.8	5.3	2.4	10.1
Equity in (earnings) loss of non-consolidated entities (4)	10.6	(7.5)	25.9	(24.2)
Cash distributions from non-consolidated entities (5)	3.7	4.7	17.4	17.0
Attributable EBITDA (6)	(1.4)	0.9	(0.9)	3.8
Investment expense (income)	(4.1)	(0.5)	4.0	(18.7)
Other expense (income) (7)	138.5	(1.5)	163.5	4.6
Non-cash rent - purchase accounting (8)	(0.2)	6.1	(1.7)	19.5
General and administrative expense—unallocated:
Merger, acquisition and other costs (9)	1.0	4.7	3.0	11.2
Stock-based compensation expense (10)	3.1	2.1	9.5	11.5
Adjusted EBITDA (1)	$(334.5)	$156.5	$(671.7)	$502.3

Rent	$214.3	$238.7	$676.2	$726.6

1)	We present Adjusted EBITDA as a supplemental measure of our performance. We define Adjusted EBITDA as net earnings (loss) plus (i) income tax provision (benefit), (ii) interest expense and (iii) depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance and to include attributable EBITDA from equity investments in theatre operations in International markets and any cash distributions of earnings from other equity method investees. These further adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Adjusted EBITDA is a non-U.S. GAAP financial measures commonly used in our industry and should not be construed as an alternative to net earnings (loss) as an indicator of operating performance (as determined in accordance with U.S. GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and estimate our value.

Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. For example,

Adjusted EBITDA:

●	does not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments;

●	does not reflect changes in, or cash requirements for, our working capital needs;

●	does not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt;

●	excludes income tax payments that represent a reduction in cash available to us; and

●	does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future.

2)	During the three months ended September 30, 2020, we recorded goodwill non-cash impairment charges of $151.2 million and $5.6 million related to the enterprise fair values of our Domestic Theatres and International Theatres reporting units, respectively. During the three months ended September 30, 2020, we recorded non-cash impairment charges related to its long-lived assets of $28.1 million on 49 theatres in the U.S. markets with 527 screens which were related to property, net, operating lease right-of-use assets, net and other long-term assets and $0 in the International markets. We recorded non-cash impairment charges of $6.4 million related to definite-lived intangible assets in the Domestic Theatres reporting unit and indefinite-lived intangible assets of $4.5 million and $0.1 million related to the Odeon and Nordic tradenames, respectively, in the International Theatres reporting unit during the three months ended September 30, 2020.

During the nine months ended September 30, 2020, we recorded goodwill non-cash impairment charges of $1,276.1 million and $625.0 million related to the enterprise fair values of our Domestic Theatres and International Theatres reporting units, respectively. During the nine months ended September 30, 2020, we recorded non-cash impairment charges related to our long-lived assets of $109.5 million on 75 theatres in the U.S. markets with 851 screens which were related to property, net, operating lease right-of-use assets, net and other long-term assets and $9.9 million on 23 theatres in the International markets with 213 screens which were related to property, net and operating lease right-of-use assets, net. We recorded non-cash impairment charges related to our indefinite-lived intangible assets of $10.4 million and $2.5 million related to the Odeon and Nordic tradenames, respectively, in the International Theatres reporting unit during the nine months ended September 30, 2020. We also recorded non-cash impairment charges of $14.4 million related to its definite-lived intangible assets in the Domestic Theatres reporting unit during the nine months ended September 30, 2020.

3)	Amounts represent preopening expense related to temporarily closed screens under renovation, theatre and other closure expense for the permanent closure of screens including the related accretion of interest, non-cash deferred digital equipment rent expense, and disposition of assets and other non-operating gains or losses included in operating expenses. The Company has excluded these items as they are non-cash in nature or are non-operating in nature.

4)	Equity in (earnings) loss of non-consolidated entities was primarily due to equity in loss from DCIP of $7.5 million for the three months ended September 30, 2020, compared to equity in earnings from DCIP of $6.5 million for the three months ended September 30, 2019. Equity in (earnings) loss of non-consolidated entities was primarily due to equity in loss from DCIP of $19.1 million for the nine months ended September 30, 2020, compared to equity in earnings from DCIP of $21.1 million for the nine months ended September 30, 2019.

5)	Includes U.S. non-theatre distributions from equity method investments and International non-theatre distributions from equity method investments to the extent received. The Company believes including cash distributions is an appropriate reflection of the contribution of these investments to its operations.

6)	Attributable EBITDA includes the EBITDA from equity investments in theatre operators in certain international markets. See below for a reconciliation of the Company’s equity (earnings) loss of non-consolidated entities to attributable EBITDA. Because these equity investments are in theatre operators in regions where the Company holds a significant market share, the Company believes attributable EBITDA is more indicative of the performance of these equity investments and management uses this measure to monitor and evaluate these equity investments. The Company also provides services to these theatre operators including information technology systems, certain on-screen advertising services and our gift card and package ticket program.

Reconciliation of Attributable EBITDA

(dollars in millions)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2020	2019	2020	2019
Equity in (earnings) loss of non-consolidated entities	$10.6	$(7.5)	$25.9	$(24.2)
Less:
Equity in (earnings) loss of non-consolidated entities excluding International theatre joint ventures	8.7	(7.4)	23.0	(23.2)
Equity in earnings (loss) of International theatre joint ventures	(1.9)	0.1	(2.9)	1.0
Income tax provision (benefit)	—	0.1	(0.1)	0.2
Investment income	(0.4)	(0.1)	(0.6)	(0.6)
Interest expense	0.1	—	0.1	0.1
Depreciation and amortization	0.7	0.5	2.2	2.8
Other expense	0.1	0.3	0.4	0.3
Attributable EBITDA	$(1.4)	$0.9	$(0.9)	$3.8
7)	For the three months ended September 30, 2020 compared to the three months ended September 30, 2019, we recorded increases in other expense related to financing fees of $36.3 million due to the offers to exchange our existing subordinated notes for new second lien notes due 2026 (the “Exchange Offers”), increases in other expense due to the change in fair value of our derivative liability of $84.2 million for the embedded conversion feature in our Convertible Notes due 2026, increases in other expense due to the change in fair value of the Company’s derivative asset of $14.4 million for the contingent call option related to the Class B common stock purchase and cancellation agreement, and increases in other expense for credit losses due to the contingent lease guarantees of $6.1 million. For the nine months ended September 30, 2020, compared to the nine months ended September 30, 2019, we recorded increases in other expense related to financing fees of $39.1 million due to the Exchange Offers, increases in other expense due to the change in fair value of our derivative liability of $104.3 million for the embedded conversion feature in our Convertible Notes due 2026, increases in other expense due to the change in fair value of our derivative asset of $20.1 million for the contingent call option related to the Class B common stock purchase and cancellation agreement, and an increase in other expense for the credit losses related to the contingent lease guarantees of $15.3 million. For the nine months ended September 30, 2019, we recorded a loss on repayment of indebtedness of $16.6 million.

8)	Reflects amortization of certain intangible assets reclassified from depreciation and amortization to rent expense due to the adoption of ASC 842 and deferred rent benefit related to the impairment of right-of-use operating lease assets due to the adoption of ASC 842.

9)	Merger, acquisition and other costs are excluded as they are non-operating in nature.

10)	Stock-based compensation expense is non-cash or non-recurring expense included in General and Administrative: Other.

Reconciliation of Adjusted Free Cash Flow and Free Cash Flow (1)

(dollars in millions)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2020	2019	2020	2019

Net cash provided by (used in) operating activities	$(355.7)	$56.6	$(771.6)	$210.2
Plus:
Merger, acquisition and other costs (2)	1.0	4.7	3.0	11.2
Less:
Maintenance capital expenditures (3)	10.7	32.0	36.2	77.0
Landlord contributions (5)	7.0	24.2	31.9	89.0
Adjusted free cash flow (1)	$(372.4)	$5.1	$(836.7)	$55.4

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2020	2019	2020	2019

Net cash provided by (used in) operating activities	$(355.7)	$56.6	$(771.6)	$210.2
Less: total capital expenditures	(29.3)	(118.3)	(156.0)	(348.2)
Free cash flow (1)	$(385.0)	$(61.7)	$(927.6)	$(138.0)

Reconciliation of Capital Expenditures:
Capital expenditures
Growth capital expenditures (4)	$13.5	$88.1	$79.5	$246.8
Maintenance capital expenditures (3)	10.7	32.0	36.2	77.0
Change in construction payables (6)	5.1	(1.8)	40.3	24.4
Total capital expenditures	$29.3	$118.3	$156.0	$348.2

AMC is disclosing non-U.S. GAAP financial measures “Adjusted Free Cash Flow” and “Free Cash Flow” as measures of our liquidity. We believe these measures are indicative of our ability to generate cash in excess of maintenance capital expenditures and certain other non-operating costs and for other uses including repayment of our corporate borrowings and generating cash for growth opportunities.

1)	We present “Adjusted Free Cash Flow” and “Free Cash Flow” as supplemental measures of our liquidity. Management uses Adjusted Free Cash Flow measure and we believe it is helpful to investors as an indication of our ability to generate cash in-excess-of maintenance capital expenditures and certain other non-operating and costs and for other uses including repayment of our corporate borrowings and generating cash for growth opportunities. Adjusted Free Cash Flow is a non-U.S. GAAP financial measure and is defined as net cash provided by operating activities, plus merger, acquisition and other costs, less maintenance capital expenditures and landlord contributions. Adjusted free cash flow does not represent the residual cash flow available for discretionary expenditures. It should be considered in addition to, not a substitute for or superior to net cash provided by operating activities.

Free cash flow is an important financial measure for use in evaluating our liquidity, as it measures our ability to generate additional cash from our business operations. Free cash flow should be considered in addition to, rather than as a substitute for, net cash provided by operating activities as a measure of our liquidity. Additionally, our definition of free cash flow is limited and does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other obligations or payments made for business acquisitions. Therefore, we believe it is important to view free cash flow as supplemental to our entire statement of cash flows.

The term adjusted free cash flow and free cash flow may differ from similar measures reported by other companies. Also provided is a reconciliation of Capital Expenditures disclosed in the Consolidated Statement of Cash Flows made up of growth capital expenditures, maintenance capital expenditures and change in construction payables as further explanation of the components of adjusted free cash flow.

2)	Merger, acquisition and other costs are excluded as they are non-operating.

3)	Maintenance capital expenditures are amounts required to keep our existing theatres in compliance with regulatory requirements and in a sustainable good operating condition, including expenditures for repair of HVAC, sight and sound systems, compliance with ADA requirements and technology upgrades of existing systems.

4)	Growth capital expenditures are investments that enhance the guest experience and grow revenues and profits and include initiatives such as theatre remodels, acquisitions, newly built theatres, premium large formats, enhanced food and beverage offerings and service models and technology that enable efficiencies and additional revenue opportunities. We did not deduct these from adjusted free cash flow because they are discretionary, and the related benefits may not be fully reflected in our net cash provided by operating activities.

5)	Landlord contributions represent reimbursements in our strategic growth initiatives by our landlords.

6)	Change in construction payables are changes in amounts accrued for capital expenditures and are not deducted or added back to Adjusted Free Cash Flow and Free Cash Flow as they fluctuate significantly from period to period based on the timing of actual payments.

Select Consolidated Constant Currency Financial Data (see Note 11):

Three and Nine Months Ended September 30, 2020

(dollars in millions) (unaudited)

	Three Months Ended			Nine Months Ended
	September 30, 2020			September 30, 2020
	Constant Currency (11)			Constant Currency (11)
	US	International	Total	US	International	Total
Revenues
Admissions	$18.4	$42.0	$60.4	$407.5	$226.5	$634.0
Food and beverage	10.5	17.6	28.1	227.1	91.2	318.3
Other theatre	18.4	8.5	26.9	89.7	41.2	130.9
Total revenues	47.3	68.1	115.4	724.3	358.9	1,083.2

Operating costs and expenses
Film exhibition costs	9.5	16.1	25.6	208.2	91.3	299.5
Food and beverage costs	4.4	4.1	8.5	42.6	24.3	66.9
Operating expense	122.6	66.0	188.6	453.9	210.3	664.2
Rent	157.2	54.4	211.6	496.4	180.8	677.2
General and administrative:
Merger, acquisition and other costs	0.7	0.2	0.9	2.7	0.3	3.0
Other	19.2	12.9	32.1	50.3	41.3	91.6
Depreciation and amortization	91.6	30.5	122.1	275.0	90.9	365.9
Impairment of long-lived assets	185.6	9.7	195.3	1,399.9	688.1	2,088.0
Operating costs and expenses	590.8	193.9	784.7	2,929.0	1,327.3	4,256.3

Operating loss	(543.5)	(125.8)	(669.3)	(2,204.7)	(968.4)	(3,173.1)
Other expense (income)	132.2	(6.9)	125.3	157.8	(13.1)	144.7
Interest expense	91.9	2.4	94.3	261.3	5.8	267.1
Equity in loss of non-consolidated entities	8.4	2.1	10.5	21.7	4.2	25.9
Investment expense (income)	(4.1)	—	(4.1)	4.1	0.9	5.0
Total other expense, net	228.4	(2.4)	226.0	444.9	(2.2)	442.7
Loss before income taxes	(771.9)	(123.4)	(895.3)	(2,649.6)	(966.2)	(3,615.8)
Income tax provision (benefit)	6.2	(1.3)	4.9	7.7	62.2	69.9
Net loss	$(778.1)	$(122.1)	$(900.2)	$(2,657.3)	$(1,028.4)	$(3,685.7)

Attendance	1,964	4,539	6,503	41,633	25,465	67,098
Average Screens	2,237	1,785	4,022	2,965	1,353	4,318
Average Ticket Price	$9.37	$9.25	$9.29	$9.79	$8.89	$9.45

Reconciliation of Consolidated Constant Currency Adjusted EBITDA (see Note 11):

Three and Nine Months Ended September 30, 2020

(dollars in millions) (unaudited)

	Three Months Ended	Nine Months Ended
	September 30, 2020	September 30, 2020
	Constant Currency (11)	Constant Currency (11)
Net loss	$(900.2)	$(3,685.7)
Plus:
Income tax provision	4.9	69.9
Interest expense	94.3	267.1
Depreciation and amortization	122.1	365.9
Impairment of long-lived assets (2)	195.3	2,088.0
Certain operating expenses (3)	1.6	2.4
Equity in loss of non-consolidated entities (4)	10.5	25.9
Cash distributions from non-consolidated entities (5)	3.7	17.4
Attributable EBITDA (6)	(1.3)	(0.7)
Investment expense (income)	(4.1)	5.0
Other expense (7)	138.1	162.9
Other non-cash rent (8)	(0.3)	(1.7)
General and administrative expense—unallocated:
Merger, acquisition and other costs (9)	0.9	3.0
Stock-based compensation expense (10)	3.3	9.6
Adjusted EBITDA (1)	$(331.2)	$(671.0)

Adjusted EBITDA (in millions) (1)
U.S. markets	$(259.1)	$(504.5)
International markets	(72.1)	(166.5)
Total Adjusted EBITDA	$(331.2)	$(671.0)

1)	We present Adjusted EBITDA as a supplemental measure of our performance. We define Adjusted EBITDA as net earnings (loss) plus (i) income tax provision (benefit), (ii) interest expense and (iii) depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance and to include attributable EBITDA from equity investments in theatre operations in international markets and any cash distributions of earnings from other equity method investees. These further adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Adjusted EBITDA is a non-U.S. GAAP financial measure commonly used in our industry and should not be construed as an alternative to net earnings (loss) as an indicator of operating performance (as determined in accordance with U.S. GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and estimate our value.

Adjusted EBITDA has important limitations as analytical tools, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. For example,

Adjusted EBITDA:

●	does not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments;

●	does not reflect changes in, or cash requirements for, our working capital needs;

●	does not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt;

●	excludes income tax payments that represent a reduction in cash available to us; and

●	does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future.

2)	During the three months ended September 30, 2020, we recorded goodwill non-cash impairment charges of $151.2 million and $5.6 million related to the enterprise fair values of our Domestic Theatres and International Theatres reporting units, respectively. During the three months ended September 30, 2020, we recorded non-cash impairment charges related to our long-lived assets of $28.1 million on 49 theatres in the U.S. markets with 527 screens which were related to property, net, operating lease right-of-use assets, net and other long-term assets and $0 in the International markets. We recorded non-cash impairment charges related to definite-lived intangible assets in the Domestic Theatres reporting unit of $6.4 million and indefinite-lived intangible assets of $4.5 million and $0.1 million related to the Odeon and Nordic tradenames, respectively, in the International Theatres reporting unit during the three months ended September 30, 2020.

During the nine months ended September 30, 2020, we recorded non-cash impairment charges of $1,276.1 million and $625.0 million related to the enterprise fair values of our Domestic Theatres and International Theatres reporting units, respectively. During the nine months ended September 30, 2020, we recorded non-cash impairment charges related to our long-lived assets of $109.5 million on 75 theatres in the U.S. markets with 851 screens which were related to property, net, operating lease right-of-use assets, net and other long-term assets and $9.9 million on 23 theatres in the International markets with 213 screens which were related to property, net and operating lease right-of-use assets, net. We recorded non-cash impairment charges related to our indefinite-lived intangible assets of $10.4 million and $2.5 million related to the Odeon and Nordic tradenames, respectively, in the International Theatres reporting unit during the nine months ended September 30, 2020. We also recorded non-cash impairment charges of $14.4 million related to its definite-lived intangible assets in the Domestic Theatres reporting unit during the nine months ended September 30, 2020.

3)	Amounts represent preopening expense related to temporarily closed screens under renovation, theatre and other closure expense for the permanent closure of screens including the related accretion of interest, non-cash deferred digital equipment rent, and disposition of assets and other non-operating gains or losses included in operating expenses. We have excluded these items as they are non-cash in nature or are non-operating in nature.

4)	Equity in (earnings) loss of non-consolidated entities was primarily due to equity in loss from DCIP of $7.5 million for the three months ended September 30, 2020, compared to equity in earnings from DCIP of $6.5 million for the three months ended September 30, 2019. Equity in (earnings) loss of non-consolidated entities was primarily due to equity in loss from DCIP of $19.1 million for the nine months ended September 30, 2020, compared to equity in earnings from DCIP of $21.1 million for the nine months ended September 30, 2019.

5)	Includes U.S. non-theatre distributions from equity method investments and International non-theatre distributions from equity method investments to the extent received. We believe including cash distributions is an appropriate reflection of the contribution of these investments to our operations.

6)	Attributable EBITDA includes the EBITDA from equity investments in theatre operators in certain international markets. See below for a reconciliation of our equity (earnings) loss of non-consolidated entities to attributable EBITDA. Because these equity investments are in theatre operators in regions where we hold a significant market share, we believe attributable EBITDA is more indicative of the performance of these equity investments and management uses this measure to monitor and evaluate these equity investments. We also provide services to these theatre operators including information technology systems, certain on-screen advertising services and our gift card and package ticket program.

Reconciliation of Constant Currency Attributable EBITDA

(dollars in millions) (unaudited)

	Three Months Ended	Nine Months Ended
	September 30	September 30
	2020	2020
	Constant Currency	Constant Currency
Equity in loss of non-consolidated entities	$10.5	$25.9
Less:
Equity in (earnings) loss of non-consolidated entities excluding international theatre joint ventures	8.7	23.2
Equity in loss of International theatre joint ventures	(1.8)	(2.7)
Income tax benefit	—	(0.1)
Investment income	(0.3)	(0.5)
Depreciation and amortization	0.8	2.3
Other expense	—	0.3
Attributable EBITDA	$(1.3)	$(0.7)

7)	For the three months ended September 30, 2020, compared to the three months ended September 30, 2019, we recorded increases in other expense related to financing fees of $36.3 million due to the Exchange Offers, increases in other expense due to the change in fair value of our derivative liability of $84.2 million for the embedded conversion feature in our Convertible Notes due 2026, increases in other expense due to the change in fair value of the Company’s derivative asset of $14.4 million for the contingent call option related to the Class B common stock purchase and cancellation agreement, and increases in other expense for credit losses due to the contingent lease guarantees of $6.1 million. For the nine months ended September 30, 2020, compared to the nine months ended September 30, 2019, we recorded increases in other expense related to financing fees of $39.1 million due to the Exchange Offers, increases in other expense due to the change in fair value of our derivative liability of $104.3 million for the embedded conversion feature in our Convertible Notes due 2026, increases in other expense due to the change in fair value of our derivative asset of $20.1 million for the contingent call option related to the Class B common stock purchase and cancellation agreement, and increase in other expense for the credit losses related to the contingent lease guarantees of $15.3 million. For the nine months ended September 30, 2019, we recorded a loss on repayment of indebtedness of $16.6 million.

8)	Reflects amortization of certain intangible assets reclassified from depreciation and amortization to rent expense, due to the adoption of ASC 842 and deferred rent benefit related to the impairment of right-of-use operating lease assets due to the adoption of ASC 842.

9)	Merger, acquisition and other costs are excluded as it is non-operating in nature.

10)	Stock-based compensation expense is non-cash or non-recurring expense included in General and Administrative: Other.

11)	The International segment information for the three and nine months ended September 30, 2020 has been adjusted for constant currency. Constant currency amounts, which are non-GAAP measurements were calculated using the average exchange rate for the corresponding period for 2019. We translate the results of our international operating segment from local currencies into U.S. dollars using currency rates in effect at different points in time in accordance with U.S. GAAP. Significant changes in foreign exchange rates from one period to the next can result in meaningful variations in reported results. We are providing constant currency amounts for our international operating segment to present a period-to-period comparison of business performance that excludes the impact of foreign currency fluctuations.

Reconciliation of Adjusted Net Loss and Adjusted Loss Per Common share:

Three and Nine Months Ended September 30, 2020

(dollars in millions, except share and per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30	September 30	September 30	September 30
	2020	2019	2020	2019
Numerator:
Net loss	$(905.8)	$(54.8)	$(3,643.3)	$(135.6)
Calculation of adjusted net loss for basic and diluted loss per share:
Impairment of long-lived assets, indefinite-lived intangible assets and goodwill	195.9	—	2,047.8	—
Marked-to-market (gain) loss on derivative asset	5.9	(8.5)	19.6	(0.5)
Marked-to-market (gain) loss on derivative liability	89.9	5.7	89.4	(14.9)
Tax expense for Spain and Germany valuation allowance	—	—	73.2	—
Adjusted net loss for basic loss per share	$(614.1)	$(57.6)	$(1,413.3)	$(151.0)
Interest expense for Convertible Notes due 2026	—	—	—	—
Adjusted net loss for diluted loss per share	$(614.1)	$(57.6)	$(1,413.3)	$(151.0)

Denominator (shares in thousands):
Weighted average shares for basic loss per common share	107,695	103,850	105,428	103,826
Common equivalent shares for RSUs and PSUs	—	—	—	—
Common equivalent shares if converted: Convertible Notes due 2026	—	—	—	—
Weighted average shares for diluted loss per common share	107,695	103,850	105,428	103,826

Adjusted basic loss per common share	$(5.70)	$(0.55)	$(13.41)	$(1.45)
Adjusted diluted loss per common share	$(5.70)	$(0.55)	$(13.41)	$(1.45)

We present adjusted net earnings (loss) for basic and diluted loss per share and adjusted basic and diluted net earnings (loss) per common share as supplemental measures of our performance. We have included these measures because we believe they provide management and investors with additional information that is helpful when evaluating our underlying performance and comparing our results on a year-over-year normalized basis. Adjusted net earnings (loss) for basic and diluted loss per share eliminates the impact of certain items that we do not consider indicative of our underlying operating performance. These adjustments are itemized above. Adjusted net earnings (loss) per (basic and diluted) common share is adjusted net earnings (loss) (for basic and diluted purposes) divided by weighted average basic and diluted shares outstanding. Weighted average shares for diluted purposes include common equivalents for RSUs, PSUs, and the conversion of our Convertible Notes due 2026 if dilutive. Adjusted net earnings (loss) for diluted earnings per share removes the interest expense on the Convertible Notes due 2026 if dilutive. The impact of RSUs, PSUs, conversion of Convertible Notes due 2026 and the interest expense on the Convertible Notes due 2026 was anti-dilutive in each period. You are encouraged to evaluate the adjustments itemized above and the reasons we consider them appropriate for supplemental analysis. In evaluating adjusted net earnings (loss) and adjusted net earnings (loss) per common share, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of adjusted net earnings (loss) and adjusted net earnings (loss) per common share (basic and diluted) should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Adjusted net earnings (loss) and adjusted net earnings (loss) per common share are non-U.S. GAAP financial measures and should not be construed as alternatives to net earnings (loss) and earnings (loss) per common share (basic and diluted) as indicators of operating performance (as determined in accordance with U.S. GAAP). Adjusted net earnings (loss) and adjusted net earnings (loss) per common share (basic and diluted) may not be comparable to similarly titled measures reported by other companies.

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